UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by Party other than Registrant

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Preliminary Proxy Statement

Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

✓	Definitive Additional Materials

Soliciting Material Pursuant to Rule 14a-12

HighMark Funds

(Name of Registrant as Specified In Its Charter)

__________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNAL USE ONLY – NOT FOR DISTRIBUTION OUTSIDE OF HIGHMARK

2010 Proxy Talking Points

About the proxy:  HighMark is holding a shareholder meeting to vote on five (5) proposals in total. Each proposal is outlined below with a talking point. If any of your advisers have any additional questions not referenced below, please transfer the call to the Funds’ proxy solicitation agent, Broadridge Financial Solutions, Inc., at 1-866-615-7269 and a representative will be available to assist you and the caller. Please remember that the advisers are not being asked to vote, but their client(s) are. The purpose of your call is simply to keep the adviser abreast of this HighMark initiative in case they get any questions from shareholders who receive the proxy.

Sample Script:

Hello, my name is ________, from HighMark Funds. I am calling today about a proxy HighMark is currently conducting and recently mailed to your client(s) invested in our funds. We are looking to pass five (5) proposals in total covering a variety of topics (see below)

1.

To elect Eight Trustees to the Board (Voted on by All Funds) –

Talking point: Seven of the eight nominees in whom we are asking shareholders to place their trust in are independent of the Funds and the Funds' investment adviser, and seven nominees are currently members of the Board.

2.

To approve an amendment to the Declaration of Trust (Voted on by all Funds) –

Talking point:  This amendment will permit the Board to liquidate a Fund without seeking shareholder approval.  Approval of the proposal will enable Fund liquidations to be executed more efficiently by not incurring the expense and time delay of a shareholder proxy.

3.

To approve an amendment to the Investment Advisory Agreement –

Talking point: This proposal will explicitly permit HighMark Capital Management, Inc., the Funds adviser, with the approval of the Board, to delegate its responsibilities under the advisory agreement to one or more sub-advisers.

4.

To authorize HCM to enter into and materially amend sub-advisory agreements without shareholder approval –

Talking point: This proposal would approve a "manager of managers" structure for certain Funds, which would explicitly authorize each Fund, upon approval of the Board, to hire and replace sub-advisers or to materially amend sub-advisory agreements without incurring the expense and time delay of a shareholder proxy.  Even if approved by shareholders, the effectiveness of this proposal is subject to the Securities and Exchange Commission granting an order exempting the Funds and HighMark from certain applicable federal securities laws.

5.

To approve new Sub-Advisory Agreements with Ziegler Capital Management, LLC –

Talking point: This proposal will allow Ziegler, the current sub adviser to HighMark Equity Income Fund, HighMark NYSE Arca Tech 100 Index Fund and HighMark Wisconsin Tax-Exempt Fund, to continue to serve as sub-adviser to these Funds.

Thank you for your time. If you or your client has any additional questions please feel free to call the Funds’ proxy solicitation agent, Broadridge Financial Solutions, Inc., at 1-866-615-7269 and a representative will be available to assist you.

[End the call]

Commonly asked questions about the proxy

I Have Only A Few Shares—Why Should I Bother to Vote?

Because your clients' vote can make a difference. If many shareholders choose not to vote, the Funds might not receive enough votes to reach a quorum and conduct the Shareholder Meeting on October 8, 2010. If that appears likely to happen, the Funds will have to send additional mailings to shareholders to try to get more votes—a process that would be costly for the Funds and thus indirectly for you as a Fund shareholder.

What’s the Deadline for my client to submitting a Vote?

We encourage your client to vote as soon as possible to make sure that the Fund they are invested in receives enough votes to act on the proposals. The final opportunity to cast votes is at the Shareholder Meeting on October 8, 2010.

Who Gets to Vote?

With respect to a proposal relating to a Fund, any person who owned shares of such Fund on the “record date,” which was July 26, 2010, even if that person later sold those shares.

Whom Should I Call if I Have Any Additional Questions About the Proposals Contained in the Proxy Statement?

Please call the Funds’ proxy solicitation agent, Broadridge Financial Solutions, Inc., at 1-866-615-7269 and a representative will be available to assist you and your client.

Whom Should I Call if I Have Any Questions About My Clients Account or Holdings?

Please call HighMark Funds directly at 1-800-433-6884.

When was the proxy mailed to my client?

On or about August 23rd, 2010.

How Can My Client Vote?

Shareholders may vote in any of four ways:

1. Through the Internet at www.proxyvote.com;

2. By telephone, with a toll-free call to the phone number indicated on the proxy card enclosed with the proxy statement;

3. By mail, with the proxy card enclosed with the proxy statement; and

4. In person at the Shareholder Meeting in Boston, MA, on October 8, 2010.

Vote on the Internet

Log on to: www.proxyvote.com

Follow the on-screen instructions.

Vote by phone

Call the phone number indicated on your proxy card.

Follow the recorded instructions available 24 hours each day.

Vote by mail

Vote, sign and date the proxy card and return in the postage-paid envelope.

Vote in person

Attend the Shareholder Meeting on October 8, 2010 at 3 p.m. Eastern Time at the offices of BNY Mellon Asset Servicing at 201 Washington Street, 11th Floor (Flannery Room), Boston, MA 02108.

We encourage you to vote via the Internet or telephone using the 12-digit control number on the proxy card enclosed with the proxy statement, because these methods save the Funds (and you as a shareholder) the most money (since they require no return postage). If you would like to change your previous vote, you may vote again using any of the methods described above.

How Should Shareholders Sign the Proxy Card?

Please sign your name exactly as it appears on the proxy card enclosed with the proxy statement. Joint owners must EACH sign the proxy card.

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